Filed pursuant to
                                                                  Rule 424(b)(3)
                                                     Registration Nos. 333-32065

                                    Citicorp
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $2,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue


         Supplement,  dated  September  3, 1997
(To Pricing Supplement, dated August 28, 1997, to Prospectus Supplement, dated August 27, 1997, to Prospectus, dated August 27, 1997)


                              DESCRIPTION OF NOTES

         The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                 LIBOR Senior Notes Due September 5, 2000(the
                                "LIBOR Notes").
Aggregate
Principal Amount:               $50,000,000.00.

Issue Date:                     September 3, 1997.

Stated Maturity:                September 5, 2000.

Interest Rate Index:            Three Month LIBOR.

Spread:                         Plus 1.0 basis points.

Initial Interest Rate:          LIBOR Effective Rate plus 0.01, based on the
                                rate prevailing on the second Market Day
                                Preceding the Issue Date.

Interest Rate:                  For each Interest Period, Three Month LIBOR plus
                                0.01%, as determined on the related LIBOR
                                Interest Determination Date or, in the case of the Initial Interest Rate, the second Market Day preceding the Issue Date.

Interest Commencement Date:     September 3, 1997.


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Interest Payment Dates:         Quarterly, on the 5th day of March, June,
                                September and December, commencing December 5, 1997, and at Stated Maturity.

Interest Period:                Quarterly.

Interest Reset Dates:           The 5th day of March, June, September and
                                December commencing in December 1997.

LIBOR Interest
  Determination Dates:          Pertaining to an Interest Reset Date, the second
                                Market Day preceding such related Interest Reset
                                Date.

Index Maturity:                 Three Months.

LIBOR Screen Reference:         Telerate Screen Page 3750.

Calculation Dates:              The related LIBOR Interest Determination Date.

Redemption:                     The LIBOR Notes are not subject to redemption
                                prior to Stated Maturity.

Sinking Fund:                   The LIBOR Notes are not subject to any sinking
                                fund.

Regular Record Dates:           The date that is 15 calendar days prior to the
                                related Interest Payment Date.

Calculation Agent:              Citibank, N.A.

Selling Agent:                  Citicorp Securities, Inc.

Commission:                     .040%.

Price to Public:                100%.

CUSIP Number:                   17303 LRY 9.